Exhibit 99.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE	KLIEKEFETT@SIDLEY.COM +1 212 839 8744

April 9, 2019

By E-Mail and FedEx

Baines Creek Partners, L.P.
c/o Baines Creek Capital, LLC
11940 Jollyville Road, Suite 210-S
Austin, Texas 78759

Re:	Notice of Stockholder Nomination of Individuals for Election as Directors at the 2019 Annual Meeting of Stockholders of Legacy Reserves Inc.

Ladies and Gentlemen:

On behalf of our client, Legacy Reserves Inc., a Delaware corporation (the “Company”), I am writing in response to the letter from Baines Creek Partners, L.P. (the “Stockholder”), dated Monday, April 1, 2019 (the “Notice Letter”), which was first delivered to the Secretary of the Company at 4:30 p.m. Central Time on that date.  The Notice Letter, which makes reference to the Company’s Second Amended and Restated Bylaws (the “Bylaws”), states that the Stockholder intends to nominate three candidates for election as directors at the Company’s 2019 annual meeting of stockholders (the “2019 Annual Meeting”).  Capitalized terms used but not defined in this letter shall have the meanings given to such terms in the Bylaws.

The Notice Letter requests that the Company notify the Stockholder if the Company determines the Notice Letter is incomplete or otherwise deficient in any respect.  This letter is a response to that request.  The Company reserves all rights with respect to the Notice Letter and the failure of the Notice Letter to comply with applicable requirements.

Section 2.03(A)(1)(c) of the Bylaws provides that nominations of persons for election to the Board may be made by any stockholder of the Company who (i) is “a stockholder of record at the time of giving of notice provided for in this Section 2.03 and at the time of the annual meeting, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in this Section 2.03 . . . .”

Section 2.03(D)(1) of the Bylaws provides that “[o]nly such persons who are nominated in accordance with the procedures set forth in this Section 2.03 shall be eligible to be elected at an annual or special meeting of stockholders of the [Company] to serve as directors.”

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

Baines Creek Partners, L.P. April 9, 2019 Page 2

Please be advised that the Notice Letter does not constitute a valid notice of nomination for the 2019 Annual Meeting because the Stockholder failed to satisfy the requirements set forth in Section 2.03(A)(1)(c) of the Bylaws to be a “stockholder of record” of the Company “at the time of giving of notice.” Despite claiming to have met such requirement in the Notice Letter, the Stockholder was not a “stockholder of record” on April 1, 2019 as evidenced by the certified list of record stockholders of the Company’s transfer agent (attached hereto as Exhibit A).

As set forth in the Company’s Form 8-K filed with the Securities and Exchange Commission on February 11, 2019, the deadline to provide timely advance notice of any director nominations under the Bylaws for the 2019 Annual Meeting was 5:00 p.m. Central Time on Monday, April 1, 2019.  The Notice Letter, which was delivered 30 minutes prior to the deadline, failed to satisfy the Bylaw requirements by such deadline.  Accordingly, the deadline for a timely and proper notice of intention to nominate candidates for election as directors at the 2019 Annual Meeting has passed.  Therefore, the Stockholder does not have the right to nominate any candidates for election to the Board at the 2019 Annual Meeting.

This letter is being sent on behalf of the Company while expressly reserving, and without waiving, any and all rights and defenses that the Company may have with respect to this matter.  In particular, this letter should not be construed as confirmation that the Notice Letter otherwise complies with the Bylaws and applicable law.

Should you have questions regarding any of the foregoing, please contact George Vlahakos at (713) 495-4522 or me at (212) 839-8744.

Very truly yours,

/s/ Kai Haakon E. Liekefett
Kai Haakon E. Liekefett

Cc: Andrew M. Freedman, Esq., Olshan Frome Wolosky LLP